Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-102090, 333-105743 and 333-162227 on Form S-3, Nos. 333-69254, 333-88230, 333-101042, 333-101043, 333-110431, 333-140470, and 333-159924 on Form S-8, No. 333-61440 on Form S-4/S-8, and No. 333-132017 on Form S-4 of AmerisourceBergen Corporation of our reports dated November 23, 2010, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2010.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 23, 2010